CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF, a series of ETF Series Solutions, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
August 20, 2021